Exhibit 11

March 24, 2017

Voya Variable Products Trust
7337 East Doubletree Ranch Road, Suite100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Voya Variable Products Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya MidCap Opportunities Portfolio, a series of the Trust (the “Acquiring Fund”), of all the assets of VY® FMR® Diversified Mid Cap Portfolio, a series of Voya Investors Trust (the “Acquired Fund”), and the issuance of Class ADV, Class I, Class S, and Class S2 shares of beneficial interest of the Acquiring Fund in connection therewith (collectively, the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization dated November 17, 2016, by and between the Trust, on behalf of the Acquiring Fund, and Voya Investors Trust, on behalf of the Acquired Fund (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the proxy statement/prospectus that is part of the Registration Statement.

In connection with this opinion, we have examined the form of Agreement and Plan of Reorganization. We have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the proxy statement/prospectus that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Fund.

We were not involved in the organization of the Trust. We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Declaration of Trust, as amended, and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and that the interpretation and enforcement of each provision of the Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary action on the part of the Trust and that, when the Shares are issued and delivered in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims liability of any shareholder in connection with Trust property or the acts, obligations, or affairs of the Trust. The Declaration of Trust provides for indemnification by the Trust of any shareholder from and against all claims and liabilities to which such shareholder may become subject by reason of being or having been a shareholder and reimbursement for all legal and other expenses reasonably incurred in connection with any such claim or liability. The indemnification and reimbursement required by the preceding sentence shall be made only out of the assets of the one or more series of which the shareholder who is entitled to indemnification is or was a shareholder at the time the act or event occurred which gave rise to the claim against or liability of said shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP